Exhibit 99.2

Special Meeting of Shareholders

Monday, March 20, 2006 at 10:00 a.m.

At Our Offices

100 North Greene Street

Greensboro, NC 27401

INSTRUCTIONS FOR VOTING YOUR PROXY

This proxy covers all Jefferson-Pilot Corporation shares you own in any of the following ways, if the registrations are identical:

• Shares held of record • Shares in our Dividend Reinvestment Plan	• Shares in our JP 401K/TeamShare Plan • Shares in our Agents’ Retirement Plan

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-852-5162, 24 hours a day 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your proxy card ready, then follow the pre-recorded instructions. Your vote will be confirmed and cast as you directed. Available 24 hours a day, 7 days a week until 11:59 p.m. Eastern time on Friday, March 17, 2006.	Visit the Internet voting website at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m. Eastern time on Friday, March 17, 2006.	Simply mark, sign and date your proxy card and return it in the postage-paid envelope.

COMPANY NUMBER	COMPANY NUMBER

If you are voting by telephone or the Internet, please do not mail proxy card.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark Votes as in this example

This proxy, when properly executed, will be voted in the manner directed below. If no direction is made, this proxy will be voted “FOR” each proposal.

Jefferson-Pilot’s Board of Directors recommends a vote “FOR” each proposal listed below.

1. To approve the Agreement and Plan of Merger, dated as of October 9, 2005, as amended as of January 26, 2006, by and among Jefferson-Pilot Corporation, Lincoln National Corporation (which is referred to as LNC), Quartz Corporation, a wholly owned subsidiary of LNC, and Lincoln JP Holdings, L.P., a wholly owned subsidiary of LNC, and the plan of merger contained therein.

For ☐	Against ☐	Abstain ☐

2. To approve adjournments of the Jefferson-Pilot special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposal.

For ☐	Against ☐	Abstain ☐

Date: _____________________________, 2006

_______________________________________

                                             SIGNATURE (S)

IMPORTANT: Please sign exactly as your names(s) appear(s) hereon.

If you are acting as attorney-in-fact, corporate officer or in a fiduciary capacity, please indicate the capacity in which you are signing.

JEFFERSON-PILOT CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For the Special Meeting of Shareholders on March 20, 2006

P R O X Y	The undersigned hereby constitute(s) and appoint(s) Charles C. Cornelio, Robert A. Reed and Theresa M. Stone, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution of each, and with all the powers the undersigned would possess if personally present, to vote all shares of stock of Jefferson-Pilot Corporation the undersigned is entitled to vote at the Special Meeting of Shareholders of Jefferson-Pilot Corporation to be held on March 20, 2006, and at any adjournment thereof, upon proposals 1 and 2 on the reverse side hereof and in their discretion upon such other business as may properly come before the meeting or any adjournment.

This proxy when properly executed will be voted in the manner directed, or if no choice is specified, “FOR” the proposals listed on the reverse side. Discretionary authority is hereby conferred as to all other matters that may come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH PROPOSAL. (IMPORTANT—TO BE SIGNED AND DATED ON REVERSE SIDE)

SEE REVERSE SIDE